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2093L
                                                                    EXHIBIT 9(d)

                     SUB-ADMINISTRATIVE SERVICES AGREEMENT

    SUB-ADMINISTRATIVE SERVICES AGREEMENT, dated as of March 14, 1990 by and between THE LANDMARK FUNDS BROKER-DEALER SERVICES, INC., a Massachusetts corporation ("LFBDS" or the "Administrator"), and CITIBANK, N.A., a National Banking Association ("Citibank" or the "Sub-Administrator").

                                   WITNESSETH:

    WHEREAS, LFBDS has entered into an Administrative Services Agreement (the "Administrative Agreement") with Tax Free Reserves Portfolio (the "Trust"); and

    WHEREAS, as permitted by Section 7 of the Administrative Agreement, LFBDS desires to subcontract some or all of the performance of the Administrator's obligations thereunder to Citibank, and Citibank desires to accept such obligations; and

    WHEREAS, LFBDS wishes to engage Citibank to provide certain administrative services on the terms and conditions hereinafter set forth, so long as the Trustees of the Trust shall have found Citibank to be qualified to perform the obligations sought to be subcontracted.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herin set forth, the parties covenant and agree as follows:

    1. Duties of the Sub-Administrator. The Sub-Administrator shall perform such administrative and management services as may from time to time be agreed to between the Administrator and the Sub-Administrator so long as the Trustees of the Trust shall have found the Sub-Administrator to be qualified to perform the obligations sought to be subcontracted, which may include (a) providing office space, equipment and clerical personnel necessary for maintaining the organization of the Trust and for performing the administrative functions herein set forth; (b) participation in the preparation of documents required for compliance by the Trust with applicable laws and regulations, including registration statements, prospectuses, semiannual and annual reports to the Trust's investors proxy statements and tax returns; (c) preparation of agendas and supporting documents for and minutes of meetings of the Trustees, Committees of Trustees and the Trust's investors; (d) arranging for maintenance of books and records of the Trust; and (e) any other functions or obligations permitted to or required by the Administrator. Notwithstanding the foregoing, the Sub-Administrator under this Agreement shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the management of the Trust with respect thereto, nor shall the Sub-Administrator under this Agreement be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent or custodian of the Trust.

    2. Compensation of Administrator. For the services to be rendered and the facilities to be provided by the Sub-Administrator hereunder, the Sub-Administrator shall be paid an administrative fee as may from time to time be agreed to between the Administrator and the Sub-Administrator.

    3. Additional Terms and Conditions. The parties may amend this agreement and include such other terms and conditions as may from time to time be agreed to between the Administrator and the Sub-Administrator, so long as the Trustees of the Trust shall have found the subcontracting party to be qualified to perform the obligations sought to be subcontracted.
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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                                        THE LANDMARK FUNDS
                                        BROKER-DEALER SERVICES, INC.

                                        By: /s/ Philip W. Coolidge
                                            ----------------------------
                                            Title: President



                                        CITIBANK, N.A.

                                        By: /s/ Peter P. Capaccio
                                            ----------------------------
                                            Title: Vice President